Exhibit 99.3

Soluna Secures $30M from Spring Lane Capital to Fuel Project Dorothy 2

New Construction to Begin in Q2 2024, Expands Bitcoin Mining Capacity

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ALBANY, NY, May 21, 2024 – Soluna Holdings, Inc. (“Soluna” or the “Company”), (NASDAQ: SLNH), a developer of green data centers for intensive computing applications including Bitcoin mining and AI, announced today financing from Spring Lane Capital (“SLC”) for a 48 MW expansion of Soluna’s flagship behind-the-meter data center, Project Dorothy, (“Dorothy 2”) facility. SLC, a private equity firm providing hybrid project capital for sustainability solutions, has agreed to lead the financing round with a commitment of up to $30 million. SLC is also an investor in Project Dorothy 1 and supports Soluna’s efforts to accelerate the convergence of renewable energy and high-performance computing.

John Belizaire, CEO of Soluna, stated, “Spring Lane Capital has proven to be the company’s most strategic partner. We are honored to partner with them again on Project Dorothy 2. This continues our momentum of bringing more projects to shovel-ready status and beyond as we grow our assets under management.”

“We continue to be very excited about what Soluna is bringing to the market around sustainable, high-performance computing,” stated Robert Day, Co-founding Partner at Spring Lane Capital. “After years of working with the Soluna team, and seeing the early operations at Project Dorothy 1, we are encouraged about the opportunity the company has to not only deploy additional attractive projects but also potentially make an important and positive impact on the high-profile challenge of data center demand and climate change solutions.”

Key Details:

●	Soluna Unveils Financing Plan for Dorothy 2: The financing will facilitate the construction of the Dorothy 2 facility, which expands Soluna’s Texas flagship data center by 48 MW in Bitcoin Hosting.
●	Construction Timeline: The parties are set to complete definitive documentation and commence Dorothy 2 construction in Q2 2024, with the goal of achieving initial energization and ramp-up by Q4 2024.
●	Capacity and Technology: The new facility will accommodate approximately 13,700 next-generation Bitcoin mining rigs, each with a power consumption of around 3.5 kW, totaling 48,000 kW (48 MW).
●	SLC’s Expanded Financial Support: SLC is deploying capital from its second private equity fund, Spring Lane Capital Fund II, which is twice the size of its initial fund. The firm will also provide $1 million in Development Expenditure (DevEx) financing for long-term equipment purchases.
●	Financial Structure and Equity Ownership: Soluna will secure up to $30 million from SLC, fully covering the project’s funding needs, including working capital. Dorothy 2 features a superior waterfall structure and enhanced management and development fees compared to Dorothy 1A, allowing Soluna to benefit from substantial current income during the construction and operational phases.
●	Energy and Capacity Enhancements: The new combined sites (Dorothy 1 and Dorothy 2) will consume up to double the amount of curtailed energy as before.
●	AI data center: The remaining 2 MW of the site’s wind power will be reserved for Soluna’s planned Helix AI data center.
●	Project Approvals: Dorothy 2 already has all the necessary ERCOT approvals, including the planning phase. The wind project’s sponsors are on track to provide their approval later this quarter.

“This strategic partnership and the forthcoming construction of Project Dorothy 2 mark significant milestones in Soluna’s mission to harness sustainable energy for high-performance computing needs. The innovative financing approach and robust project design underscore Soluna’s commitment to expanding its footprint in the renewable energy sector and advancing the scale of its Bitcoin Hosting services,” John Belizaire continued.

The Dorothy Name

Soluna continues its tradition of naming its data centers after women scientists who help(ed) catalyze major innovation. Project Dorothy is named after Dorothy Vaughan, an African American mathematician and “human computer” who worked for the National Advisory Committee for Aeronautics and NASA in 1939. Learn more about Project Dorothy here.

About Spring Lane Capital:

Spring Lane Capital is a private equity firm based in Boston, MA and Montreal, QC focused on providing hybrid project capital for sustainability solutions in the energy, food, water, waste, and transportation industries. The firm’s structured financial model seeks to tap into some of the fastest-growing segments of these markets that more traditional forms of project capital cannot access due to their scale and the limitations of existing investment models – the so-called ‘Missing Middle’. Spring Lane’s pioneering “Developer U” is a first of its kind effort to build the ecosystem of developers of sustainable infrastructure projects. For more information, please visit www.springlanecapital.com.

About Soluna Holdings, Inc (SLNH)

Soluna is on a mission to make renewable energy a global superpower using computing as a catalyst. The company designs, develops, and operates digital infrastructure that transforms surplus renewable energy into global computing resources. Soluna’s pioneering data centers are strategically co-located with wind, solar, or hydroelectric power plants to support high-performance computing applications including Bitcoin Mining, Generative AI, and other compute-intensive applications. Soluna’s proprietary software MaestroOS(™) helps energize a greener grid while delivering cost-effective and sustainable computing solutions, and superior returns. To learn more visit solunacomputing.com. Follow us on X (formerly Twitter) at @SolunaHoldings.

Contact Information

Sam Sova

Partner and CEO

SOVA

Sam@letsgosova.com